EXHIBIT 99.1

Final Transcript

Conference Call Transcript DW - Q2 2010 Drew Industries Incorporated Earnings Conference Call Event Date/Time: Aug 02, 2010 / 03:00PM GMT

CORPORATE PARTICIPANTS

 Jeff Tryka
 Lambert Edwards - IR

 Fred Zinn
 Drew Industries Incorporated - President and CEO

 Joe Giordano
 Drew Industries Incorporated - CFO and Treasurer

 Jason Lippert
 Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

CONFERENCE CALL PARTICIPANTS

 Jamie Baskin
 Thompson Research Group - Analyst

 Scott Stember
 Sidoti & Company - Analyst

 Bret Jordan
 Avondale Partners - Analyst

 Liam Burke
 Janney Montgomery Scott - Analyst

 Torin Eastburn
 CJS Securities - Analyst

 DeForest Hinman
 Walthausen & Co. - Analyst

 PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2010 Drew Industries Incorporated earnings conference call. My name is Noelia and I will be your coordinator for today.

At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator Instructions).

As a reminder, this conference is being recorded for replay purposes. I will now turn the call over to your host for today's call, Mr. Jeff Tryka, Drew's investor relations firm. Please proceed.

Jeff Tryka - Lambert Edwards - IR

 Thank you, Noelia. Good morning, everyone, and welcome to Drew Industries 2010 second quarter conference call. I'm Jeff Tryka with Lambert Edwards, Drew's investor relations firm. And I have with me members of Drew's management team including Leigh Abrams, Chairman of the Board of Drew; Fred Zinn, President and CEO and a Director of Drew; Jason Lippert, Chairman and CEO of Lippert Components and Kinro; and Joe Giordano, CFO and Treasurer of Drew.

We want to take a few moments to discuss our quarterly results. However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws.

As a result, I must caution you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to materially differ from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2009 and in our subsequent Form 10-Qs, all as filed with the SEC. With that, I would like to turn the call over to Fred Zinn. Fred?

Fred Zinn - Drew Industries Incorporated - President and CEO

 Thank you very much, Jeff, and thank you all for joining us on the call and also on the webcast. Once again, we are very pleased to be able to report such robust sales gains and strong operating results in both our segments, RV and manufactured housing. I think the biggest takeaways from our press release this quarter are continued overall market share gains and sales increases supported by tangible evidence of improved retail demand for recreational vehicles in both the United States and Canada.

For the last several quarters, we along with industry analysts have been saying that stronger retail demand was the key to sustained growth in the RV industry. But we have really only been able to cite anecdotal reports from dealer surveys.

Now recently released data which by the way for the first time includes retail sales in Canada, confirms that retail sales of travel trailer and fifth wheel RVs were up 11% year-to-date through May 2010. During that period, retail sales in the United States increased 7% compared to the same period in 2009 while retail sales in Canada surged 28% from the year-earlier period and represented more than 20% of combined retail sales.

As a result of this strong retail sell through, we estimate that dealer inventories declined somewhat in both April and May after increasing consistently since last summer. In addition for the second quarter, sales in our manufactured housing segment increased substantially over the prior year levels including a 35% increase in the second quarter alone.

Further, we are very encouraged that Drew's sales gains in this segment of our business exceeded industry-wide production comps by nearly 20% in each quarter. Our manufactured housing sales gains were largely due to growth in sales of our aftermarket replacement products which we expect will continue to expand. Manufactured housing segment sales were also boosted by the recent addition of our entry door product line as well as market share gains in our window product line. While there are still some concerns about the continued softness in the overall US housing market, we believe that home buyers' focus on more affordable housing alternatives could support increased demand for manufactured homes over the next several years.

As a result of these significant improvements in the demand for our products in both the RV and manufactured housing segments, we have hired about 900 more employees compared to last year at this time, while at the same time increasing our sales per manufacturing employee by 15% compared to the second quarter of 2009. Throughout the RV industry, OEMs and suppliers have substantially increased employment levels due to increased demand.

While we remain cautious about the economy and its potential impact on our business, in recent weeks we increased our manufacturing capacity in key product areas by adding new manufacturing space and new equipment and we are prepared to make further investments in capacity in response to increased demand for our products. With our strong cash flow and solid balance sheet, we can readily handle these capital expenditure needs and also take advantage of attractive acquisitions or other expansion opportunities. At the same time, we will continue to focus on maximizing production efficiencies and controlling costs.

Looking forward to the second half of the year, while industry-wide production of towable RVs is likely to be less than in the first half of 2010 during which dealers increased their inventories, our goal is to continue to outperform the industries we serve. Historically we have been able to do this.

In fact our RV segment sales for the 12 months ended June 2010 recovered to 91% of what we achieved in 2007 before the recession. On the other hand, industry-wide production of towable RVs was still about 27% below 2007 levels.

While of course the historical results don't assure future performance, I'm confident in our ability to continue increasing our product content per unit, growing our aftermarket business and expanding into new related markets. Now I'll ask Joe to discuss our results in more detail.

Joe Giordano - Drew Industries Incorporated - CFO and Treasurer
 Thank you, Fred. For the 12 month period ended June 2010, our content per travel trailer and fifth wheel RV continued to grow increasing 9% as compared to the 12-month period ended June 2009 while increasing 10% for the first six months of 2010 to more than $2,250 per unit as compared to $2,046 per unit in the first six months of 2009. The increase in content is due primarily to market share gains and new product introductions.

Our manufactured housing entry door product line which was added in the fall of 2009 continues to gain market acceptance and for the second quarter of 2010 had sales of nearly $800,000 for both new manufactured homes and the aftermarket. We anticipate this new product line will continue to gain market share in 2010.

In addition to our goal of increasing market share to increase content of our products in new RVs and manufactured homes, we have gained a greater share of the aftermarket for our replacement components in both the RV and the manufactured housing industries. For the 12 months ended June 2010, our manufactured housing and RV aftermarket sales were approximately $21 million, an increase of 40% from the $15 million for the 12 months ended June 2009 including a 48% increase during the second quarter of 2010. We anticipate continued expansion of our aftermarket business.

For the second quarter of 2010, our cost of sales was 78% of sales compared to 80% of sales in the second quarter of 2009. Cost of sales in the 2010 second quarter benefited from the spreading of fixed costs over a larger sales base but was negatively impacted by higher raw material and overtime costs.

Raw material costs continued to be very volatile during the second quarter 2010 reaching a higher peak than was estimated only a few months before. Our management team has been working very closely with our customers and where cost of raw materials have risen on a longer-term basis, sales price increases have been implemented.

However, due to the decline in certain raw material costs during the latter part of the second quarter of 2010, sales price increases of the magnitude originally expected were not necessary. Although our inventory balance has increased $11 million since the beginning of the year, inventory turnover has improved to nearly seven turns, the highest level in the last five years.

More than offsetting the increase in inventory was a $22 million increase in accounts payable, largely due to the timing of inventory purchases and payments during June 2010. Accrued expenses also increased $14 million during the first six months of 2010 primarily due to normal seasonal fluctuations.

Despite a significant increase in performance-based incentive compensation recorded in the second quarter of 2010, SG&A as a percent of sales has declined to 12% for the second quarter of 2010 from 16% in the second quarter of 2009. This reduction in SG&A as a percent of sales in the second quarter of 2010 was achieved primarily because of the spreading of fixed costs over a larger sales base and the fixed cost reductions implemented by management while the operating profit in the second quarter of 2009 was negatively impacted by $1.2 million of extra expenses related to the unprecedented conditions which existed at that time in our industries. Operating profit in the second quarter of 2010 as compared to the same period in 2009 benefited from net fixed cost reductions of approximately $1 million.

While we remain focused on controlling costs due to the rising demand, we recently increased annualized fixed costs by approximately $1 million. We do not expect additional significant changes in fixed costs for the balance of 2010.

Because so much has changed over the past year, we find it useful to also compare our results for the current quarter to the most recently completed quarter. Second-quarter 2010 operating profit increased by $3.8 million or 14% of the $27 million increase in sales as compared to the first quarter of 2010.

This profit increase was lower than the 20% incremental margin we would typically expect due primarily to the $2 million of excess production costs which were caused by the unexpected rise in sales in certain of our RV products and approximately $1.5 million of higher raw material costs. In responding to the increased demand, management identified operating efficiency improvements and a need for additional capacity which were implemented and will benefit the Company over the long term.

During Q1 2010, we completed two acquisitions for an aggregate consideration of $21 million paid at closing plus contingent earnout to be paid over the next six years depending upon the level of sales generated from the new products. The present value of the estimated earnout payments has been recorded as a liability in our balance sheet.

Last quarter, we noted that we are required to record interest expense on the change in the present value of this liability, which amounted to about $350,000 for the second quarter of 2010. For the full year 2010, even without bank debt, we anticipate recording net interest expense of approximately $2 million including $1.6 million related to these earnouts and approximately $300,000 for fees on our line of credit.

In addition, each quarter we are required to reevaluate the fair value of the liability for estimated earnout payments based upon future sales expectations and depending upon the success of the products which are subject to earnouts, the Company could record an adjustment in the income statement in future periods which would not be indicative of the trends in the acquired business. The estimated liabilities for all of our future earnouts were reevaluated at the end of the second quarter with no material changes.

Our tax rate for the first six months of 2010 was 39.5%, consistent with our full year 2010 expectations of an effective tax rate of 38 to 40%. Thank you for your time. Now I'll turn it back to Fred.

Fred Zinn - Drew Industries Incorporated - President and CEO

Thanks, Joe. Now, Noelia, we can open it up for questions.

QUESTION AND ANSWER

Operator
 (Operator Instructions) Kathryn Thompson, Thompson Research Group.

 Jamie Baskin - Thompson Research Group - Analyst

 This is Jamie Baskin on the line for Kathryn. First question, I know in the release you mentioned 23% sales increase in July. Can you tell me how much the split is between the RV and the manufactured housing?

Fred Zinn - Drew Industries Incorporated - President and CEO

 Yes, it's a little too early. We don't really have that yet.

Jamie Baskin - Thompson Research Group - Analyst

 Okay.

Fred Zinn - Drew Industries Incorporated - President and CEO

 But you should recall that last year starting in July and then continuing through the rest of the year, sales volumes in the industry did improve. So the comps obviously can't remain at 80% above last year. We were pleased with the 23%.

Jamie Baskin - Thompson Research Group - Analyst

 Well, how about the manufactured housing trend since the expiration of the tax credit? Have those fallen off or what are you seeing?

Fred Zinn - Drew Industries Incorporated - President and CEO
 Yes, certainly there was a boost in production throughout the industry as a result of the tax credit and when it expired, there was a modest slowdown in industry-wide sales. It's a little hard for us to ferret that out because we are increasing our aftermarket sales and increasing some of our other product content and gaining in the door business, so it's not affecting us quite as much. But there was a small decrease I would say in demand. Jason, do you have anything else?

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

No, that pretty much sums it up.

 Jamie Baskin - Thompson Research Group - Analyst

And then final question, just your RV outlook for the remaining half of 2010, and how much order visibility do you really have right now?

Fred Zinn - Drew Industries Incorporated - President and CEO

Well in terms of an outlook, we really don't release forecasts. But the RVIA is projecting I think on the order of 190,000 or 191,000 for the year. There were about 112,000 -- this is travel trailer and fifth wheel RVs.

There were about 112,000 for the first half, so we are looking -- if their projection holds true, about 79,000 for the second half of the year. Now, their forecast is about one year old and I suspect things were a little bit better

 Joe Giordano - Drew Industries Incorporated - CFO and Treasurer

 One month old, not one year old

 Fred Zinn - Drew Industries Incorporated - President and CEO

 Correct, one month old. I do suspect that in the last month or six weeks, things were a little better than they expected, so we'll see what happens with their forecast. But it does look like the second half of the year is likely to have a lower industry production. Jason, do you want to comment on what we see from customers at this point?

 Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

 Going forward?

Fred Zinn - Drew Industries Incorporated - President and CEO

 Yeah, just -- are we seeing typical seasonal slowdowns in demand or have we come back from the July shutdowns?

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

 Yes, I think that prior to FEMA when we saw industry slowdown every fourth quarter or going into the fourth quarter and into the tail end of third quarter. Might be starting a little bit early this year because of the pipeline fill. But, you know, the orders for August and September look better than we have seen in a while. So we are feeling pretty good about that.

Fred Zinn - Drew Industries Incorporated - President and CEO
I think typically, Jamie, the second half of the year, while there really hasn't been a typical year in a while, the second half of the year is typically a little slower and then you tack on the fact that in the first half of the year, dealers built something between 15,000 or maybe closer to 20,000 inventory units. So you can see why there will be some slowdown in the second half.

Jamie Baskin - Thompson Research Group - Analyst

 All right, that's all I have, thank you.

Operator

Scott Stember, Sidoti & Co.

Scott Stember - Sidoti & Company - Analyst

Could you maybe talk about some products besides the entry door for the manufactured housing side that you've been pleasantly surprised with that has big potential as the market comes back?

Fred Zinn - Drew Industries Incorporated - President and CEO

For manufactured housing products?

Scott Stember - Sidoti & Company - Analyst

Well (multiple speakers) on the RV side in particular. You had already talked about the manufactured housing side (multiple speakers)

 Fred Zinn - Drew Industries Incorporated - President and CEO

Sure, I think in general, we are very happy with the way our new product introductions are going. We are pleased with the response we have seen to our new products that we acquired in the first quarter.

We had initially acquired in the first quarter a new type of leveling device for high-end fifth wheels and made some nice improvements to that. Jason, you want to talk about the response to that?

 Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

Yes, the entry doors going back there for a second, it took us a good solid 14 months to really bump up our sales on that product since we introduced it. That's the RV doors, the RV entry doors.

The leveling products that we're currently in the process of hitting the market with will take about the same time period to see similar results. So you know we're in the prototyping phase and early selling phases of that product. But it's going really well and appears to be really strong and feel like that will be one of our homerun products.

Fred Zinn - Drew Industries Incorporated - President and CEO

How about the pop-up tent roof?

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

Yes, that is starting to get going with one of our customers. We will see more content in the tent camper arena on a lot of different levels from slide-outs to the pop-up mechanism to some of the entry door products on the tent campers that we are just getting going on; axles and chassis and things like that that we haven't done with respect to the tent campers. But we are working on content pretty hard with everybody in the RV arena from the motorhomes to tent campers and the towable business.

Fred Zinn - Drew Industries Incorporated - President and CEO

Yes and I think the -- it's probably also a little early to talk about numbers on the new wall slide-out we acquired. But so far, I think customer acceptance has been very good.

Scott Stember - Sidoti & Company - Analyst

All right and, Fred, you made a comment about how you have made some investments for certain production lines during the quarter. Would they be the ones that you guys just talked about?

Fred Zinn - Drew Industries Incorporated - President and CEO

In some cases, we also had demand for some other products. I don't want to go into specific products, but it was a spike in demand for some products where we did have to -- and other products, established products where we had to increase our demand both in terms of hiring new people and adding some production space.

Scott Stember - Sidoti & Company - Analyst

Okay, just last question about July. I know you said that you don't have a split at this point but is it a fair assumption that the RV side of the business would be performing better than that total number?

Fred Zinn - Drew Industries Incorporated - President and CEO

Yes, I think so. Jason, is that what you are seeing too?

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

Yes.

Scott Stember - Sidoti & Company - Analyst

That's all I have. Thank you.

Operator

Bret Jordan, Avondale Partners.

Bret Jordan - Avondale Partners - Analyst

A quick couple of quick questions here. I guess one of them sort of goes into that, what you're seeing in July, and I guess since we have got retail data through May, anecdotally are you seeing the trends improving sequentially? Because you have talked about in recent weeks, you have increased capacity. Are you seeing the sell-through? And I guess if you look at US versus Canadian sell-through, are you seeing it ramp at an improving rate?

Fred Zinn - Drew Industries Incorporated - President and CEO

Well we are a couple of steps away from the end user. Don't forget, we're selling to the OEM, who'll be selling to a dealer who is selling to a retail consumer. So I'm not sure we're the best source. But in terms of the increased capacity (multiple speakers) excuse me?

Bret Jordan - Avondale Partners - Analyst

I said you are a pretty good source.

Fred Zinn - Drew Industries Incorporated - President and CEO

I think we're okay, but maybe not quite the best. But in terms of the increased capacity, we just in recent weeks are responding to the capacity increases we have seen -- the demand increases we have seen over the last few months. So it's not something that we are turning on a dime right now to increase our capacity.

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

But I think it's important too to note that some of the capacity moves we're making right now are geared toward how our customers are feeling about 2011.

Bret Jordan - Avondale Partners - Analyst

Okay and I guess looking at the Canadian business which is now you say greater than 20% of the total and it's growing at 3x the rate plus of the US business, where do you back of the envelope Canada as a percentage of North America right now for this year? Because clearly that's sort of a lagging number that they report.

Fred Zinn - Drew Industries Incorporated - President and CEO

The total Canadian retail you mean for the --?

Bret Jordan - Avondale Partners - Analyst

Right, I mean I guess if we're looking at dealer inventories selling down and we are including Canada in sort of gross dealer inventories, how big is Canada as a percentage of -- or what percentage of North America is Canada right now?

Fred Zinn - Drew Industries Incorporated - President and CEO

It's about 20% as best as I can figure. It hasn't been particularly stable. We look back at some of the prior years data, both the wholesale and the retail data which I believe is available and it's not particularly stable. But at this time, Canada was stronger than the United States and it's running about I think both wholesale and retail on the order of 20%.

Bret Jordan - Avondale Partners - Analyst

Okay and then on the content per motorhome number since you have got the new slide that sort of gets you access to that category, what is your content per motorhome.

Joe Giordano - Drew Industries Incorporated - CFO and Treasurer

Content per motorhome, stay with me for one quick second and I will see if I can get that number. We give it to you on a trailing 12 months.

Fred Zinn - Drew Industries Incorporated - President and CEO

If you just look at it, I think it's on the order of $800, a little bit higher or a little bit less. The impact of the new wall slide is probably still reasonably small because again, we just acquired that eight months ago.

Joe Giordano - Drew Industries Incorporated - CFO and Treasurer

It's $619 for the trailing 12 months and it was $611 for the trailing 12 months back in March.

Bret Jordan - Avondale Partners - Analyst

When would you see the new slide beginning to be sold into the motorhome category?

Fred Zinn - Drew Industries Incorporated - President and CEO

I'm sorry, I couldn't hear you.

Bret Jordan - Avondale Partners - Analyst

When would you see the slide beginning to contribute?

Fred Zinn - Drew Industries Incorporated - President and CEO

Jason, what do you think in terms of timing on the wall slide?

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

We are probably 12 months away that -- the motorhome manufacturers are usually a lot slower to change than the towable manufacturers and there's a lot more prototyping that takes place there with -- they can't change a lot of the things due to some of the chassis platforms and things that we can do on the towable side.

So I would say over the next 12 months we will be seeing a lot bigger impact with our slide into the motorhomes. But we have already converted a few of the large motorhome manufacturers over and prototyping with many others and really that whole market's condensed over the last couple of years. So it's a lot easier to hit 100% of that market in a shorter period of time than what it would be the towable side of things.

Fred Zinn - Drew Industries Incorporated - President and CEO

And then of course the slide-out is not our only motorhome product. We've got a new leveling device or improved leveling devices that hopefully you'll also see some good growth there.

Bret Jordan - Avondale Partners - Analyst

One last -- are you seeing it here now in the pop-up business or doing more in the pop-up space, are you seeing that your customers, the manufacturers producing more lower-priced units? Is the consumer biased to cheaper essentially?

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

I don't think that the tent camper total units has increased as a result of people going toward more entry-level type units. I think that the number stayed around 10,000 for the last couple years.

But there is definitely a trend towards entry-level units, entry-level fifth wheels and entry-level trailers. But the tent campers is an area or a segment that we have traditionally had zero market share and so anything that we're picking up right now is a bonus.

Fred Zinn - Drew Industries Incorporated - President and CEO

Anything else, Bret?

Bret Jordan - Avondale Partners - Analyst

That was it.

Operator

Liam Burke, Janney Montgomery Scott.

Liam Burke - Janney Montgomery Scott - Analyst

Fred, I know you didn't talk or don't want to talk about the specific products where you saw higher demand and will require capacity increases, but is the increased demand a function of market share gains or is it just the increase in unit volume from your customers?

Fred Zinn - Drew Industries Incorporated - President and CEO

I think it's clearly -- it's both. We definitely saw increases -- obviously there were huge increases in industry demand during the quarter but it came a little more rapidly than we expected and in some cases our market share also increased.

Liam Burke - Janney Montgomery Scott - Analyst

And in terms of acquisitions, I know you made some within your two segments earlier in the year. There's always -- you've always discussed a third leg or a third business. Without getting into specifics, is that still what you are considering in terms of the acquisition front?

Fred Zinn - Drew Industries Incorporated - President and CEO

I think it's still possible. I think right now, we're looking at a series of related industries. We've talked about them before, whether it's bus -- mid-sized buses. We've developed seating components for mid-sized buses, windows for mid-sized buses.

We're looking at other products that can be a nice product area for us. Some of our customers as you know already make mid-sized buses. But utility and cargo trailers require many of the same components that we make for towable RVs, whether it's axles or the frame itself, in some cases doors, our ramp doors and windows. So it's really a combination of various products. As opposed to looking for some new third leg, we're looking at related industries that will give us more market to go after.

Operator

Torin Eastburn, CJS Securities.

Torin Eastburn - CJS Securities - Analyst

Fred, I didn't hear the very beginning of your remarks. Do you have any thoughts on why the June wholesale numbers specifically were so strong?

Fred Zinn - Drew Industries Incorporated - President and CEO

Well I think they were hopefully in response to increased retail demand. Retail was up quite strongly particularly in Canada which I did mention the early part of my prepared remarks.

And I'm sure our customers are responding to increased demand. I think everybody is being conservative in terms of what they are projecting for the future and they are hopefully adjusting their production based upon demand. I'm sure they are.

Torin Eastburn - CJS Securities - Analyst

Okay, and the July shutdowns this year, were they any longer or shorter than they typically are?

Fred Zinn - Drew Industries Incorporated - President and CEO

As far as I understand, they were about the same. Jason, do you see anything different than usual?

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

What was the question?

Fred Zinn - Drew Industries Incorporated - President and CEO

In terms of the July shutdowns, were they longer or shorter?

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

No, I think to generally categorize what took place was average to in some cases a little below what they -- shorter shutdowns than what they would normally take.

Fred Zinn - Drew Industries Incorporated - President and CEO

Certainly shorter than the last couple of years.

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

Yes, right.

Torin Eastburn - CJS Securities - Analyst

Okay and, Joe, if you look at your RV content per unit on a quarterly basis, it was down a bit sequentially. I know it's volatile, is there any reason to believe that it's anything other than timing?

Joe Giordano - Drew Industries Incorporated - CFO and Treasurer

I don't believe it has anything to do with other than timing. That's kind of why I talked about in my speech the six-month number which takes into account that first-quarter timing when we believe our customers built some of their inventory up ahead of the wholesale shipments which made our content look a little bit higher during the first quarter.

Operator

(Operator Instructions) DeForest Hinman, Walthausen & Co.

DeForest Hinman - Walthausen & Co. - Analyst

Hi, I don't know if you talked about this. But there's been some strength from some of the boat manufacturers. How has our specialty trailer business been doing in this environment? And I have a few other ones as well.

Fred Zinn - Drew Industries Incorporated - President and CEO

Still very slow. Our boat trailers are largely on the West Coast. That market is still suffering and we made a number of steps, taken a number of steps to improve our efficiencies, consolidate operations where we had to and I'm hoping we'll see an increase on the West Coast. But I think certainly through the second quarter, there was no significant improvement.

DeForest Hinman - Walthausen & Co. - Analyst

From a competitive standpoint, has anything changed in the trailer business at all? Have some of our competitors left the market?

Fred Zinn - Drew Industries Incorporated - President and CEO

For boat trailers, you mean?

DeForest Hinman - Walthausen & Co. - Analyst

Yes.

 Fred Zinn - Drew Industries Incorporated - President and CEO

Jason, have you seen anything there in terms of boat trailer market?

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

We didn't have that much competition on the West Coast. You know, it's just like Fred said, the economy is so depressed out there, nobody is buying a whole lot of the marine products out on the West Coast. It was a small part of our business. It's a pretty small part of our business anyway.

Fred Zinn - Drew Industries Incorporated - President and CEO

Yes it's just a few percent of our RV segment, a couple of percent or 3%.

DeForest Hinman - Walthausen & Co. - Analyst

Okay, I'm just trying to get a lay of the land because at one point it was a little bit more material.

Jason Lippert - Drew Industries Incorporated - Chairman and CEO of Lippert Components and Kinro

When it comes back, we stand to do really well there because we are one of just a couple guys on the West Coast that build everything from jet ski trailers up to the large boat trailers. So when it does come back, we will be in a good spot. It's just things are real slow coming along around the country.

DeForest Hinman - Walthausen & Co. - Analyst

And then, Fred, maybe you can kind of comment on this on a bigger picture basis. I think on the last call, we talked about being more conservative with our cash balance and at the time we were looking at some increased raw material costs. Now we are talking about potentially falling raw material costs, another couple good quarters potentially in front of us, sizable cash balance. What is the strategy for the cash going forward?

Fred Zinn - Drew Industries Incorporated - President and CEO

Well, you are right. Certainly the cash balance is building and we will continue to hopefully build. We do have some investments as I mentioned in capacity that we have done and we will continue to do.

But I understand that at some point, we have to look at all of the potential uses of cash from acquisitions to distributions to stockholders. The changes in the tax laws could change by year end the way we're looking at those types of investments, whether motivating sellers to speed up their potential sale into 2010 or changing the way we look at various kinds of distributions.

So I'm not answering your question specifically, except to say that we are looking at all of those kinds of distributions. We do every Board meeting and we are trying to track the expectations in terms of changes in the tax rates and how they may impact the various investments. But acquisitions and other investments to increase our potential are still our top priority.

DeForest Hinman - Walthausen & Co. - Analyst

All right and then with the current environment of increased sales, I am assuming that multiples have begun to increase. At the same time, we have a high multiple on our stock. Does it make sense to do acquisitions at a multiple that is higher than our share price multiple?

Fred Zinn - Drew Industries Incorporated - President and CEO

Rarely. It depends on what the potential is of the acquisition, not only on its past performance. But typically I know you haven't followed Drew for that long, but typically we're -- usually we're very conservative and careful in the way we price acquisitions.

We don't pay higher multiples. I don't expect that we will especially now. While the industry's recovered, it's still not back to where it was. So usually we would not pay higher multiples than what Drew's stock is selling for but it depends on the potential for the acquisition.

Operator

Again, at this moment there are no further questions on the line.

Fred Zinn - Drew Industries Incorporated - President and CEO

Okay, very good. Well I do certainly thank all of you for participating. I look forward to speaking with all of you on our next conference call when we talk about our third-quarter results.

And certainly as many of you know, I travel around the country a fair bit and I would be happy to speak with you when I'm visiting your areas. So thank you again.

Operator

 Thank you for your participation in today's conference. This concludes your presentation and you may now disconnect. Have a great day.

Editor

Forward-Looking Statements

This transcript contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this transcript, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and steel-based components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles ("RVs"), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by the Federal Emergency Management Agency ("FEMA"), by sale or otherwise, of RVs or manufactured homes purchased by FEMA, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

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In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

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